Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements of Kyocera Corporation on Form S-8 (File Nos.33-84904, 33-98132, 33-99134, 33-99140, 33-99150, 33-99154, 333-10934, 333-100248, 333-109200, 333-118678, and 333-127976) of our report dated June 28, 2005, on our audits of the consolidated financial statements and financial statement schedule of Kyocera Corporation and Consolidated Subsidiaries as of March 31, 2004 and 2005, and for each of the three years in the period ended March 31, 2005, which report appears in this 2005 Annual Report on Form 20-F.

/s/ ChuoAoyama PricewaterhouseCoopers

ChuoAoyama PricewaterhouseCoopers

Osaka, Japan

September 16, 2005